Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 3 University Plaza, suite 405 Hackensack, NJ 07601

CONTACT:	Investor Relations: Barry Smith Investor Relations Manager (973) 428-2004

Friday, November 14, 2014

EMERSON RADIO CORP. REPORTS FISCAL 2015 SECOND QUARTER RESULTS

HACKENSACK, N.J. – November 14, 2014 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its second quarter and six month period ended September 30, 2014.

Net product sales for the second quarter of fiscal 2015 were $12.9 million, as compared to $17.3 million for the second quarter of fiscal 2014, a decrease of $4.4 million, or 25.5%. The lower year-over-year net product sales were driven by a $4.8 million, or 28.6%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens, wine coolers and compact refrigerators, partly offset by a $0.4 million, or 64.7% increase in year-over-year net sales of audio products.

Licensing revenue for the second quarter of fiscal 2015 was $1.4 million, as compared to $1.1 million in the second quarter of fiscal 2014, an increase of $0.3 million, or 28.2%, principally due to higher year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company.

As a result of the foregoing factors, net revenues for the second quarter of fiscal 2015 were $14.2 million, a decrease of $4.1 million, or 22.3%, as compared to second quarter fiscal 2014 net revenues of $18.3 million.

Net product sales for the six month period of fiscal 2015 were $37.7 million, as compared to $40.7 million for the six month period of fiscal 2014, a decrease of $3.0 million, or 7.5%. The lower year-over-year net product sales were driven by a $2.9 million, or 7.4%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of compact refrigerators and wine coolers, partly offset by higher year-over-year net sales of microwave ovens.

Licensing revenue for the six month period of fiscal 2015 was $2.5 million, as compared to $2.3 million in the six month period of fiscal 2014, an increase of $0.2 million, or 10.4%, principally due to higher year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company.

As a result of the foregoing factors, net revenues for the six month period of fiscal 2015 were $40.2 million, a decrease of $2.8 million, or 6.5%, as compared to six month period of fiscal 2014 net revenues of $43.0 million.

Operating income for the second quarter of fiscal 2015 was $30,000, a decrease of $0.2 million, or 85.5%, from operating income of $0.2 million for the second quarter of fiscal 2014 due to the lower year-over-year net revenues, and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.6 million reversal of operating reserves no longer required.

Operating income for the six month period of fiscal 2015 was $0.8 million, a decrease of $0.7 million, or 46.5%, from operating income of $1.5 million for the six month period of fiscal 2014 due to the lower year-over-year net revenues, higher year-over-year cost of sales and other operating costs as a percentage of sales, which were partly offset by a $0.6 million reversal of operating reserves no longer required, and $0.2 million in higher year-over year SG&A expenses. The higher SG&A expenses resulted primarily from advisory fees pertaining to work performed for the Special Committee of the Company’s Board of Directors.

Net income for the second quarter of fiscal 2015 was $0.1 million as compared to $0.4 million for the second quarter of fiscal 2014, a decrease of $0.3 million, or 87.9%, due to the year-over-year decrease in operating income and lower year-over-year interest income. Net income for the six month period of fiscal 2015 was $0.7 million, as compared to $1.8 million for the six month period of fiscal 2014, a decrease of $1.1 million, or 60.3%, due primarily to the year-over-year decrease in operating income and lower year-over-year interest income. Diluted earnings per share for the second quarter of fiscal year 2015 were $0.00, as compared to $0.01 for the second quarter of fiscal year 2014, a decrease of $0.01 per diluted share, or 100.0%. Diluted earnings per share for the six month period of fiscal year 2015 were $0.03, as compared to $0.06 for the six month period of fiscal year 2014, a decrease of $0.03 per diluted share, or 50.0%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our second quarter and six month fiscal 2015 net income declined significantly as compared to the prior year due primarily to lower net sales and margins on the products we distribute, driven by intense competition, including downward pricing pressure, within all of our product categories. We expect these factors to affect our year-over-year comparisons throughout the remainder of fiscal 2015. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net revenues:
Net product sales	$12,862	$17,258	$37,704	$40,739
Licensing revenue	1,385	1,080	2,486	2,251

Net revenues	14,247	18,338	40,190	42,990

Costs and expenses:
Cost of sales	11,785	15,635	34,194	36,619
Other operating costs and expenses	127	171	444	322
Selling, general and administrative expenses	2,305	2,325	4,731	4,513

	14,217	18,131	39,369	41,454

Operating income	30	207	821	1,536

Other income:
Interest income, net	44	121	109	343

Income before income taxes	74	328	930	1,879
Provision (benefit) for income taxes	27	(60)	232	122

Net income	$47	$388	$698	$1,757

Net income per share:
Basic	0.00	0.01	0.03	0.06
Diluted	0.00	0.01	0.03	0.06
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

(Unaudited)

(In thousands except share data)

	9/30/14	3/31/14
ASSETS
Current Assets:
Cash and cash equivalents	$26,757	$26,328
Restricted cash	500	—
Short term investments	15,000	32,194
Trade accounts receivable, net	6,130	4,354
Royalties and other receivables	951	3,865
Inventory	5,679	5,438
Prepaid purchases	1,660	2,047
Prepaid expenses and other current assets	1,557	1,604
Deferred tax assets	929	1,394

Total Current Assets	59,163	77,224
Property, plant, and equipment, net	112	142
Deferred tax assets	2,058	1,753
Other assets	87	130

Total Non-current Assets	2,257	2,025

Total Assets	$61,420	$79,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	3,915	3,951
Due to affiliates	500	—

Total Current Liabilities	4,415	3,951

Total Liabilities	4,415	3,951

Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310

Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at September 30, 2014 and March 31, 2014, respectively	529	529
Additional paid-in capital	79,794	98,785
Accumulated deficit	(2,404)	(3,102)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	57,005	75,298

Total Liabilities and Shareholders’ Equity	$61,420	$79,249